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                                                                    EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-12991) pertaining to the 1976 Employees' Incentive Stock Option Plan and (Form S-8 No. 333-11565) pertaining to the 1995 Stock Option Plan and to the incorporation by reference in the Registration Statements (Form S-3/A No. 333-11547 and Form S-4 No. 33-99278) and in the related Prospectuses of our report dated December 9, 1998, with respect to the consolidated financial statements and schedule of Autologic Information International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended October 30, 1998.



                                                  Ernst & Young LLP




Woodland Hills, California

January 21, 1999